EXHIBIT 99.1

NEWS RELEASE

LivaNova Announces Vladimir A. Makatsaria as CEO and Board Director
William Kozy will remain Board Chair

London, February 5, 2024 — LivaNova PLC (Nasdaq: LIVN), a market-leading medical technology company, today announced its Board of Directors named Vladimir A. Makatsaria as the Company’s Chief Executive Officer (CEO) and a member of the Board of Directors, effective March 1, 2024. Makatsaria most recently served as Company Group Chairman at Johnson & Johnson MedTech, leading its global Ethicon surgery business.

“Vlad is a respected leader in the medical device industry with a proven reputation for delivering results, driving innovation and building great teams,” said Bill Kozy, LivaNova Board Chair. “The Board and I have great confidence that Vlad is the right CEO to advance the Company’s strategic plan and achieve our goals for long-term growth.”

Makatsaria will succeed Kozy, who has served as Interim CEO since April 2023. Kozy will continue in his role as LivaNova Board Chair.

“I look forward to working with the global team to deliver meaningful medical technologies to the patients we serve and to achieve LivaNova’s full potential,” said Makatsaria. “I would like to thank the Board of Directors and Bill Kozy for the opportunity to serve as CEO of LivaNova.”

Makatsaria’s nearly 30-year career has been in healthcare with executive leadership roles at Johnson & Johnson, spanning across various technologies and geographies. He has served as Chairman of the Asia Pacific Medical Technology Association (APACMed) and as an Advisory Board Member to Singapore Management University. Makatsaria holds a Bachelor of Arts in Physiology, a Master of Healthcare Administration and a Master of Business Administration from the University of Minnesota.

About LivaNova
LivaNova PLC is a global medical technology company built on nearly five decades of experience and a relentless commitment to provide hope for patients and their families through medical technologies, delivering life-changing improvements for both the Head and Heart. Headquartered in London, LivaNova employs approximately 2,900 employees and has a presence in more than 100 countries for the benefit of patients, healthcare professionals and healthcare systems worldwide. For more information, please visit www.livanova.com.

EXHIBIT 99.1

Safe Harbor Statement
This news release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding the executive leadership of the Company. Actual events may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of the Company’s most recent Annual Report on Form 10-K, as supplemented by any risk factors contained in Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. LivaNova undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

LivaNova Investor Relations and Media Contacts
+1 281-895-2382
Briana Gotlin
Director, Investor Relations
InvestorRelations@livanova.com

Deanna Wilke
VP, Corporate Communications
Corporate.Communications@livanova.com

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